Exhibit 10.21

April 27, 2022

Elizabeth Czerepak

[…***…]

[…***…]

Dear Elizabeth,

Scilex Holding Company (“Scilex Holding” or the “Company”) would like to offer you a position as Executive Vice President, Chief Business and Chief Financial Officer. In this position, you will report to Jaisim Shah, Chief Executive Officer.  Should you accept our offer of employment, we would like your start date to be May 18, 2022.  The Company understands that you also will be serving as Chief Financial Officer of Sorrento Therapeutics, Inc. (“Sorrento”) and consents to that service.

Your base pay will be $300,000.00 per annum, payable at a rate of $12,500.00 gross semi-monthly.  This will be paid to you during the Company’s standard payroll cycle that pays on the 5th and 20th of each month.  Additionally, you will have a target bonus of 50% of your base pay.

You will also be eligible to receive a signing bonus in the amount of $50,000.00, which shall be payable to you within thirty (30) days after your commencement of employment with the Company (the “Signing Bonus”).  If the Company terminates your employment for Cause (as defined below) or you resign from employment with the Company without Good Reason (as defined below), in either case within 12 months following the commencement of your employment, you will be required to repay the Signing Bonus to the Company within thirty (30) days after the date of your termination of employment with the Company.

Following the closing of the proposed business combination between the Company and Vickers Vantage Corp I (“Vickers”) (whereby Vickers shall be renamed “Scilex Holding Company” at closing) (the “Business Combination”) and the filing of a Registration Statement on Form S-8 by the combined company, subject to approval of the Company’s Board of Directors (or its Compensation Committee), the post-closing parent company of Scilex Holding Company shall grant you an incentive stock option to purchase 350,000 shares of Common Stock of Scilex Holding, calculated on a post-Business Combination basis (the “Option”).  The Option shall vest over a four (4) year period, as to 1/4th of the shares subject to the Option on the date that is one year after the vesting commencement date (which shall be determined by the Board of Directors or its Compensation Committee at the time the Option is granted) and an additional 1/48th of the shares subject to the Option shall vest on the same date of each month thereafter; in each case provided that you remain in Continuous Service (as defined in the equity incentive plan pursuant to which the Option will be granted) through the applicable vesting date, inclusive.  In addition, all of the shares subject to the Option shall vest upon the occurrence of a Change in Control (as defined in the equity incentive plan pursuant to which the Option will be granted) that occurs prior to the termination of your Continuous Service.  Periodically, you are required to be onsite at Scilex Holding offices as needed.

You will be eligible to participate in the Company’s comprehensive benefits (subject to meeting the eligibility requirements set forth in individual plan documents), which includes: Flexible PTO as detailed in our Employee Handbook, company paid holidays, a matching retirement plan (401k), life and AD&D, long-term disability, and a flexible reimbursement plan. For the term life insurance coverage, the Company will pay for your premium of $500,000 coverage at the expense of the company.

Medical, dental, vision insurance coverage is available the first of the month after your start date. Long-term disability coverage begins the first of the month after 90 days of service.

As an employer, Scilex Holding requires its employees to maintain high standards of ethics and professionalism, and we specifically require the protection of proprietary information. As a condition of employment, you will be required to sign our standard employment, Proprietary Information and Inventions Agreement.

As per state law, your employment at Scilex Holding is “at will.” This means that the terms and conditions of employment may be changed by you or Scilex Holding, with or without cause and with or without notice, including but not limited to, promotion, transfer, compensation, benefits, duties and location of work, demotion or termination. Any modifications to this “at-will” term of your employment must be in writing and signed by you and by either the Chief Executive Officer or Executive Chairperson of Scilex Holding.

However, in the event that the Company terminates your employment other than for Cause or you resign from your employment with the Company for Good Reason, subject to your execution and delivery to the Company of a full and complete release of any and all claims in a form prescribed by the Company, which shall become effective and irrevocable within sixty (60) days after your termination of employment with the Company, and so long as you have not been offered a Full Compensation Sorrento Position (defined below), the Company will continue to pay your base salary for a period of twelve (12) months at your then-current rate (such payments, the “Severance Payments”).  The Severance Payments shall be paid in accordance with the Company’s standard payroll practices and shall commence on the first regularly scheduled payroll date following the date that is sixty (60) days after your termination date (with amounts that otherwise would be paid before that time accruing and paid on that date).  For purposes of the foregoing, a “Full Compensation Sorrento Position” means a full-time position at Sorrento with a base salary and annual bonus potential of not less than the combined base salary and target bonus you are receiving from both the Company and Sorrento, if any, as of immediately prior to the termination of your employment.

For purposes of this letter, “Cause” means the occurrence of any of the following events: (i) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any documents or records of the Company or its affiliates; (ii) your material failure to abide by the Company’s Code of Business Conduct and Ethics or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any affiliate of the Company, as applicable); (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its affiliates (including, without limitation, your improper use or disclosure of confidential or proprietary information of the Company or its affiliates); (iv) any intentional act by you which has a material detrimental effect on the reputation or business of the Company or its affiliates; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its affiliate, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) your material breach of any employment or service agreement between you and the Company (or an affiliate of the Company, as applicable), including this letter, which breach is not cured pursuant to the terms of such agreement; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company (or its affiliate, as applicable).

For purposes of this letter, “Good Reason” means if you resign within ninety (90) days after any of the following events, unless you consents to the applicable event:  (i) a decrease in your annual base salary or annual target bonus opportunity; (ii) a material decrease in your duties, authority or areas of responsibility as are commensurate with your title or position (other than in connection with a corporate transaction where you continue to hold your position with the Company held as of the date immediately prior to such corporate transaction with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but do not hold such position with respect to the successor corporation); (iii) a change in your title or if you are required to report to anyone other than directly to the Company’s Chief Executive Officer; or (iv) the relocation of your primary office to a location more than thirty-five (35) miles from the Company’s then current headquarters.  Notwithstanding the foregoing, no Good Reason will have occurred unless and until you have: (A) provided the Company, within sixty (60) days of your knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (B) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

This letter is intended to meet the requirements of, or provide for an exemption from the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted and construed consistent with that intent.  For purposes of this letter, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder to the extent that any payments are subject to Section 409A of the Code.  Each payment provided hereunder (including each Severance Payment) shall be treated as a separate payment for purposes of Section 409A of the Code.  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then (i) any Severance Payments, to the extent that they are subject to Section 409A of the Code, will be paid (or will commence) on the first business day following (A) expiration of the six-month period measured from your separation from service with the Company or (B) the date of your death, and (ii) the Severance Payments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

Any and all representations made by Scilex Holding are contained in this offer. No other oral representations are binding on the company. All compensation indicated in this letter is subject to continued employment. This offer constitutes our complete offer package to recognize you.

As a formality, please sign and return the original or scanned copy of this letter within two (2) days to Aline Thoeny indicating your acceptance of the position offered and retain a copy for your records.

Sincerely,

/s/ Jaisim Shah
Jaisim Shah
Chief Executive Officer

By signing below, I accept this offer of employment.

/s/ Elizabeth Czerepak	April 27, 2022
Signature	Date